Exhibit 34.2

KPMG LLP Aon Center Suite 5500 200 East Randolph Drive Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

The Board of Directors
The Corporate Trust Services division of Wells Fargo Bank, National Association:

We have examined management’s assessment, included in the accompanying Assessment of Compliance with the Applicable Servicing Criteria, that the Corporate Trust Services division of Wells Fargo Bank, National Association (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for asset-backed securities (“ABS”) transactions for which the Company provides trustee (except Delaware trustee or owner trustee) and/or paying agent services and for which (i) some or all of the offered securities for such ABS transactions were publicly offered pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (ii) the offered securities for such ABS transactions were privately issued pursuant to an exemption from registration and the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable servicing criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes (a) any transactions for which the securities issued are mortgage-backed securities or mortgage-related asset-backed securities and (b) certain transactions for which the issuing entity has a fiscal year that ends on a date other than the end of the calendar year (the “ABS Platform”) as of and for the twelve months ended December 31, 2016. Management has determined that all the servicing criteria set forth in Item 1122(d) are applicable to the Company’s obligations in the related transaction agreements with respect to the ABS Platform as of and for the twelve months ended December 31, 2016, except for the following servicing criteria: 1122(d)(1)(v), 1122(d)(2)(iii), 1122(d)(3)(i)(B), 1122(d)(3)(i)(C), 1122(d)(3)(i)(D), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which management has determined are not applicable to the Company’s obligations in the related transaction agreements with respect to the ABS Platform as of and for the twelve months ended December 31, 2016; provided however that, with respect to the ABS Platform (a) servicing criterion 1122(d)(3)(i)(A) is applicable only as it relates to the Company’s obligation to distribute or make available to investors, in accordance with the timeframes set forth in the transaction agreements, the relevant investor reports received by the Company from the entity preparing such reports; (b) servicing criterion 1122(d)(3)(ii) is applicable only as it relates to the Company’s obligation to make remittances to investors in accordance with the transaction agreements; and (c) servicing criterion 1122(d)(4)(iii) is applicable only as it relates to the Company’s obligation to obtain an Officer’s Certificate from the servicer and report any additions, removals and substitutions to investors on the relevant investor report, in each case, in accordance with the transaction agreements (the “Applicable Servicing Criteria”). With respect to applicable servicing criteria 1122(d)(1)(ii), 1122(d)(4)(i) and 1122(d)(4)(xv), management has determined that there were no activities performed during the twelve months ended December 31, 2016 with respect to the ABS Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A to the Assessment of Compliance with the Applicable Servicing Criteria identifies the individual transactions defined by management as constituting the ABS Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

KPMG LLP, a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative ("KPMG International"), a Swiss entity.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the ABS Platform, testing selected servicing activities related to the ABS Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2016 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois
February 21, 2017